EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First National Community Bancorp, Inc. of our report dated March 28, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of First National Community Bancorp, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

New Haven, Connecticut
January 24, 2014